Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of September 5, 2000, by and between METAMORPHIX, INC., a Delaware corporation with its principal place of business at 1450 South Rolling Road, Baltimore, Maryland 21227 (hereinafter referred to as the “Employer”) and RONALD L. STOTISH, PH.D., a Pennsylvania resident (hereinafter referred to as the “Employee”).

Explanatory Statement

     A. Employer desires to employ Employee as its Vice President of Research and Development, in accordance with the terms and conditions of this Agreement.

     B. Employee desires to serve in the employ of the Employer on a full-time basis subject to the terms and conditions of this Agreement.

     C. Contemporaneously with the execution and delivery of this Agreement, Employer and Employee have entered into an Incentive Stock Option Agreement (the “Stock Option Agreement”) and a Non-Disclosure and Confidentiality Agreement (the “Confidentiality Agreement”).

Agreement

     NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties of Employer and Employee, each to the other made, the Explanatory Statement which shall be deemed a substantial part hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby covenant, promise, agree, represent, and warrant as follows:

     SECTION 1. EMPLOYMENT.

          1.1. Engagement of Employment. Employer hereby employs Employee, and Employee accepts such employment, on an “at will” basis, as Vice President of Research and Development, as of September 5, 2000, and Employee agrees to render such duties as are set forth in Section 1.2, subject to the terms and conditions of this Agreement.

          1.2. Duties. During Employee’s employment under this Agreement, Employee shall render to the best of Employee’s ability, on behalf of Employer, on an exclusive basis, and at the direction of Employer, services as Employer’s Vice President of Research and Development, and such other duties as the President shall direct. In particular, subject to oversight and direction of the Board of Directors, the Chairman, and President and Chief Executive Officer, Employee shall:

               (a) plan, manage, coordinate, and oversee all of Employer’s research efforts at Employer’s facilities and at universities and other companies at which sponsored research or collaborations occur;

               (b) in conjunction with the President/CEO, propose and develop plans of research and development, timetables, strategies, and budgets and assist in the development of Employer’s business plans;

               (c) coordinate patent-filing and management efforts;

               (d) develop further and oversee policies and procedures of confidentiality and non-disclosure;

               (e) serve as a member of Employer’s Operating Committee; and

               (f) perform such other managerial and operational functions within and outside the scope of such research and development services as may be requested from time-to-time by Employer.

Upon the commencement of employment, Employee shall report to Employer’s Chairman, President and Chief Executive Officer. However, as the management and operational organization of Employer evolves, such reporting responsibility may be modified.

          1.3. Exclusivity. Employee shall not pursue other employment, consulting, or professional endeavors during his employment.

          1.4. Employer Responsibilities. Employer shall provide Employee with suitable office space and equipment, including access to telephone, facsimile, photocopying, and any other equipment reasonably required for the Employee to perform his duties as set forth in Section 1.1. hereof.

SECTION 2. COMPENSATION.

          2.1. Salary. Employer shall pay Employee (in addition to any benefits provided for in this Agreement) a base annual salary (the “Annual Salary”), payable monthly in arrears, and subject to customary payroll deductions in accordance with the general practice of Employer. The Annual Salary shall be Two Hundred Twenty-Five Thousand Dollars ($225,000).

          2.2. Bonus Compensation. In addition to the Annual Salary provided for by Section 2.1, subject to customary payroll deductions in accordance with the general practice of Employer, Employer shall pay Employee additional compensation in the form of an annual bonus (the “Annual Performance-Based Bonus”) as follows:

               (a) Amount. In December of each year during Employee’s employment (and during the fourth quarter for the year 2000), Employee and Employer’s President shall establish challenging performance-based goals relating to Employee’s and Employer’s performance over the following calendar year (the “Performance Goals”). Employer shall pay Employee an Annual Performance-Based Bonus, in cash, of up to twenty-five percent (25%) of the Annual Salary upon achieving (in the judgment of the Board of Directors) all stated portions of the Performance Goals;

               (b) Payment. Payment of the Annual Performance-Based Bonus earned with respect to a particular calendar year shall be payable as of March 1 of the following year (or upon such later, appropriate date if the applicable Performance Goals are based upon financial reports not then received); and

               (c) Other. Employee is not employed by Employer as of December 31 of any calendar year and/or if Employee is in default of any material term of this Agreement, then Employer may, in its sole discretion, discontinue or lessen any and all payments attributable to the Annual Performance-Based Bonus.

     SECTION 3. BENEFITS. Employee shall be provided with at least such health, dental, disability, life insurance, and other benefits as may be provided to comparable management-level employees of Employer from time to time.

     SECTION 4. VACATION LEAVE, SICK LEAVE, AND HOLIDAYS.

          4.1. Vacation and Sick Leave. Employee shall be entitled to “Vacation” during each calendar year as set forth in this Section 4.1 and as follows: twenty-three (23) working days for “Vacation” during each year during which Employee is employed under this Agreement (and a prorated amount during 2000). Vacation shall be used for all vacation, personal leave, excess sick leave, and any other time during which Employee is not required to perform the duties set forth in Section 1. Employee shall take Employee’s Vacation at such time or times in accordance with the policy of Employer so as not to disrupt the Employer’s operations. Employee shall also be entitled to up to such number of days of “Sick Leave” as may be set in accordance with Employer’s Sick Leave Policy. During Employee’s Vacation and Sick Leave, the Monthly Salary, and all benefits paid and provided pursuant to this Agreement, shall be paid and provided in full. Unused Vacation and Sick Leave for any given year that has not been taken by Employee within such year may not be carried over to the following year.

          4.2. Holidays. In addition to Vacation and Sick Leave, Employee shall be entitled to New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas, and such other holidays as are recognized by Employer in accordance with applicable federal, state, or local laws and as are offered to comparable employees of Employer.

     SECTION 5. BUSINESS EXPENSES. Employee is authorized to incur reasonable expenses, including travel expenses, in connection with Employee’s exercise of Employee’s duties under this Agreement. It is intended by Employer and Employee that all such expenses shall be ordinary and necessary expenses incurred in connection with the duties of Employee under this Agreement. Employer may establish guidelines, budgets, preapproval requirements, and restrictions pertaining to Employee’s authorization to incur business expenses on behalf of Employer and Employee shall comply with all Employer policies relating to the authorization and verification of such expenses.

     SECTION 6. RELOCATION AND TEMPORARY HOUSING ASSISTANCE.

          6.1. Relocation of Personal Residence. Upon Employee’s relocation of his personal residence to the Maryland area, Employer shall reimburse Employee for the following expenses, if reasonable and documented, incurred during Employee’s relocation and before the first anniversary of Employee’s employment:

               (a) Up to two (2) house hunting trips;

               (b) household moving expenses (including, but not limited to, the moving of household goods and re-registration of family automobiles); and

               (c) home-selling and home-purchasing expenses incurred before the first anniversary of the date upon which Employer commences its next long-term lease (but, in any event, no expenses incurred later than December 31, 2002), including those costs associated with closing the sales transaction on Employee’s current home (in Pennsylvania and new home within commuting distance of Employer’s offices), including, if applicable, broker’s commissions, “points”, and such other costs as are attributable to Employee on the settlement statement furnished at the time of closing

(which expense reimbursement will be “grossed up” and will not exceed Ninety Thousand Dollars ($90,000) when “grossed up”).

          6.2. Temporary Living Expenses. Prior to Employee’s relocation of his personal residence to the Maryland area, Employer shall reimburse Employee for the cost of temporary housing for up to three (3) months if reasonable and documented and not exceeding Two Thousand Dollars ($2,000) per month.

SECTION 7. CONFIRMATION OF “AT WILL” EMPLOYMENT AND TERMINATION.

          7.1. “At Will” Employment. Employee acknowledges and confirms that he is an “at will” employee and that his employment, notwithstanding any provision of this Agreement, may be terminated at any time by Employer, with or without cause. Employee shall adhere to and obey all Employer policies as they now exist and as they may be adopted and amended from time to time.

          7.2. Severance pay. Upon termination due to a reduction in work force and upon certain other “without cause” terminations, Employer shall provide Employee with severance pay as set forth in the attached “Severance Requirements” which are incorporated herein by reference.

          7.3. Termination by Employee. Employee may terminate this Agreement at any time. In the event Employee terminates this Agreement, Employee shall have no right to severance pay or accelerated vesting of stock options (other than in accordance with such severance policy as the Board of Directors or its Compensation Committee may adopt from time to time with respect to comparable employees).

     SECTION 8. INCENTIVE STOCK OPTION AGREEMENT. Contemporaneously with this Agreement, Employer has granted Employee the opportunity to purchase up to two hundred thousand (200,000) shares of Employer’s common stock at One Dollar and Eighty-Five Cents ($1.85) per share pursuant to an Incentive Stock Option Agreement, the form of which is attached hereto as Exhibit B and incorporated herein by reference, and Employer’s 1996 Employees’ Incentive Stock Option Plan. As further set forth in the Incentive Stock Option Agreement, sixty thousand (60,000) shares are “Performance Option Shares” that vest only in accordance with the Merit Plan adopted by the Board of Directors and upon achieving performance objectives established by the President and Chief Executive Officer. The Incentive Stock Option Agreement shall not obligate Employee to exercise his option to purchase stock of Employer and does not obligate Employer to continue Employee’s employment.

     SECTION 9. NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT. Employer and Employee have entered into a Non-Disclosure and Confidentiality Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference.

     SECTION 10. CONSTRUCTION OF AGREEMENT: CHOICE OF LAW, SEVERABILITY, AND NUMBER. This Agreement was made in the State of Maryland. The validity, legality, and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Maryland. If any provision contained in this Agreement cannot be enforced to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and Employer and Employee consent and agree that such provision may be judicially modified accordingly in any proceeding brought to enforce such provision. The invalidity, illegality, or inability to enforce any provision of this Agreement shall not affect or limit the validity and enforceability of any other provision hereof. Where context requires, the plural shall include the singular and vice versa.

     SECTION 11. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, by hand delivery with a signed returned copy, or by delivery of a nationally recognized overnight delivery service, and addressed as follows:

If intended for Employer:	MetaMorphix, Inc.
1450 South Rolling Road
Baltimore, Maryland 21227
Attn: Edwin C. Quattlebaum, President
and Chief Executive Officer

with a copy to:	Shapiro and Olander
2000 Charles Center South
36 South Charles Street
Baltimore, Maryland 21201
Attn: William E. Carlson, Esq.

If intended for Employee:	Ronald L. Stotish, Ph.D.
117 Gwyn Lynn
lvyland, Pennsylvania 18974

If, however, a party furnishes another party with notice of a change of address, as provided in this Section, then all notices and communications thereafter shall be addressed as provided in such notice.

     SECTION 12. ENTIRE AGREEMENT. This Agreement, which is the product of a negotiation between Employer and Employee, the Incentive Stock Option Agreement, and the Non-Disclosure and Confidentiality Agreement contain the entire understanding between Employer and Employee with respect to matters set forth herein and therein and supersede all other oral and written agreements or understandings between them with respect to matters set forth herein and therein. No modification’ or addition hereto or waiver or cancellation of any provision shall be valid except as provided in a writing signed by the party against whom such modification, addition, waiver, or cancellation is being enforced.

     IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of the day and year first above written.

[SEAL]

METAMORPHIX, INC.

By: /s/ William E. Carlson, Secretary

William E. Carlson, Secretary

By: /s/ Ronald L. Stotish, Ph.D. (SEAL)

RONALD L. STOTISH, PH.D.

EXHIBIT A

METAMORMIX, INC.

Severance Requirements

EXHIBIT B

METAMORPHIX, INC.

Incentive Stock Option Agreement

EXHIBIT C

METAMORPHIX, INC.

Non-Disclosure and Confidentiality Agreement